Exhibit 10.1

EMPLOYMENT AGREEMENT

GREEN ENDEAVORS, INC, and its subsidiaries, (Landis Salons Inc., Landis Salons II, Inc., and Landis Experience Center LLC) referred to in this Contract as Employer, hereby employs Richard Surber, referred to in this Contract as Employee, who is currently employed by the Employer and each party desires to amend and restate the terms and conditions of such employment;

NOW THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment and Term of Employment.  The Employer hereby agrees to employ the Employee and the Employee hereby agrees to serve the Employer, on the terms and conditions set forth herein for the period commencing January 1, 2017 and expiring on December 31, 2021, provided that this Contract shall be automatically renewed for five additional one-year terms unless either party gives written notice to the contrary at least thirty (30) days prior to the date of termination.

2.Duties of Employee.  Employee shall perform such duties and responsibilities as are assigned to Employee by Employer and its Board of Directors.  The Employee shall serve as the President of the Employer and shall have such powers and duties as are customarily associated with such a position.  Employee shall devote sufficient time to Employer to conduct the business of Employer.  The expenditure of reasonable amounts of time by Employee for personal, charitable or professional activities shall not be a breach of this Agreement, and are not contrary to the business or other interests of the Employer.  Employee shall use his best efforts to advance the best interests of the Employer.

Compensation.  (a)   Base Salary.  As compensation for services rendered pursuant to this Contract, Employee shall receive a base salary of $150,000 per year, this compensation shall be paid in regular installments, not less often than semi-weekly in accordance with the payroll policies of the Employer, during the term of employment.  Nothing herein shall preclude the parties from mutually agreeing to compensation in excess of that set forth above for all or any part of the term, or any extension hereof.

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3.Reimbursement of Business Expenses.  Employee is authorized to incur reasonable business expenses in conducting the business of Employer.  Employer may from time to time adopt policies and procedures specifying the nature and amount of expenses that will be considered reasonable, and the statements contained in such policies and procedures shall be considered conclusive as to such matters.  Employer will reimburse Employee for such actual, out of pocket expenses, upon the Employee’s presentation and itemized account of such expenses in the form required by the then properly adopted policies and procedures of Employer.

4.Employee Benefits.  During the term hereof, Employee shall be entitled to participate in all employee plans from time to time made available to employees of Employer, including any retirement plan, profit sharing plan, group life, health, disability or accident insurance plan, vacation, sick leave, or other benefit plan on the same basis as other employees in similar positions.

5.Representations and Warranties of Employee.  Employee represents and warrants to Employer that:  (a) Employee is under no contractual or other restriction or obligation compliance with which is inconsistent with the execution of this Agreement, the performance of Employee’s obligation hereunder, or the other rights of the Employer hereunder, and (b) Employee has no physical or mental disability that would hinder the performance of Employee’s obligations under this Agreement.

6.Confidential Information.  Employee acknowledges that in the course of employment by Employer, Employee will receive certain confidential information belonging to Employer which Employer desires to protect as confidential.  For the purposes of this Agreement, the term “confidential information” shall mean customer lists, employee lists and any other information of any nature and in any form which at the time is not generally known to those persons engaged in business similar to that conducted by Employer.  Employee agrees that such information is confidential and that he will not reveal such information to anyone other than officers, directors, and employees of Employer or remove such information from the Employer’s place of business.  Upon termination of employment for any reason whatsoever, whether or not in breach of this Agreement, Employee shall surrender to Employer all papers, documents and other property of Employer.

7.Obligation of Loyalty to Employer.  During the term of employment by Employer, Employee agrees that he will not:  (a) Make a statement or perform any act intended to advance an interest of any existing or prospective competitor of the Employer in any way; that will or may injure the Employer in any way; or solicit or encourage any other

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employee of Employer to do any such act;  (b)  Inform any existing or potential customer, supplier or creditor of the Employer that Employee intends to resign; or make any statement or do any act intended to cause any existing or potential customer, supplier or creditor of Employer to learn of Employee’s intention to resign; or (c)  Discuss with any existing or potential customer, supplier or creditor of the Employer the present or future availability of services provided by a business that competes with or where such services are competitive with services that the Employer provides.

8.Agreement Not to Compete.  (a)  Scope of Agreement Not to Compete.  Employee hereby agrees that during the term of this Agreement, and for twelve (12) months thereafter, Employee will not, directly or indirectly, be employed by, or provide consulting, advise or services to, any business, individual, firm, partnership or corporation, other than Employer herein, which is engaged in the same or similar type business as Employer.  Employer and Employee acknowledge and agree that the geographic scope of this covenant is within ten miles of any existing or operating salon of the Employer, for the time period set forth herein, in recognition of the market served by Employer.  (b)  Consideration for Agreement Not to Compete.  Employer and Employee recognize and agree that the total consideration provided for herein, including in particular the bonus rights held by Employee, are held or paid, in part, to Employee in consideration of this agreement not to compete, and that if this agreement not to compete were not a part of this Agreement, such rights would not be granted herein.  (c)  Survival of Agreement Not to Compete After Termination of This Agreement.  This Agreement not to compete shall survive the termination, whether for cause or for expiration of its term, of this Agreement.  (d)  Enforcement of Agreement Not to Compete.  In the event of a breach of the agreement not to compete by Employee, Employer may pursue any and all remedies available to it under law or equity.  Employee agrees and acknowledges that a breach of the agreement not to compete by Employee will result in continuing and irreparable harm to Employer for which there would be no adequate remedy at law, and that injunctive relief would be appropriate.

9.Termination of Employment for Cause.  (a)  Basis for Termination for Cause.  Employer may terminate employment of Employee under this provision if any of the following occur:  (1) The death of Employee;  (2) the Employee becomes, in good faith opinion of the Employer, physically or mentally disabled, for a period of more than thirty (30) consecutive days, or for a period of more than sixty (60) days in the aggregate during a twelve (12) month period, to perform his duties on a full time basis; (3)  Employee

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breaches any material provision of this Contract;  (4)  Employee misappropriates any funds or property of Employer;  (5) Employee fails or refuses to comply with the policies, standards or regulations of Employer; or (6)  Employee engages in conduct, even if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of Employer if he were retained as an employee.  (b) Statement of Termination for Cause.  In the event of termination for cause pursuant to this provision, Employer shall give a written statement to Employee, specifying the event causing such termination, and the termination will be immediately effective.  (c)  Compensation upon Termination for Cause.  In the event of a termination for cause pursuant to the provisions above, This Agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or other benefits provided for herein, and shall not be entitled to severance pay.  However, any of the provisions of this Agreement relating to activities and conduct after the end of the employment relationship between Employer and Employee shall remain in full force and effect, and be enforceable as provided for herein.  Nothing herein shall be construed as a limitation on the ability of the Employer to dismiss the Employee without cause at the sole discretion of the Employer.

10.Severance Payments:  In the event that employment is terminated for any reason not including malfeasance by the Employee, Employer shall pay Employee the sum of $10,000 per month for a period of 18 months.

11.Notices.  All notices or other communications pursuant to this contract may be given by personal delivery, or by certified mail, addressed to the home office of Employer or to the last known address of Employee.  Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U.S. Post Office.

12.Entirety of Agreement.  This Contract contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to the employment.

13.Governing Law.  This contract shall be construed and enforce in accordance with, and governed by, the laws of the State of Utah.  Each of the parties hereto specifically consent to the jurisdiction of the State Courts located in the County of Salt Lake, State of Utah.

14.Assignment.  This Agreement shall not be assignable by Employee.  A change in ownership of the Employer shall not affect the validity of the Agreement.  In the event of a future disposition of the properties and businesses of Employer by merger, consolidation, sale of assets, or otherwise, then the Employer may assign the Agreement

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and all of its rights and obligations to the acquiring or surviving entity; provided that such entity shall assume all of the obligations of Employer hereunder.

In Witness Whereof, the parties have executed this Agreement as of the          day of January, 2017.

EMPLOYEE:  Richard Surber, personally and individually

 /s/ Richard Surber.

EMPLOYER:  Green Endeavors, Inc.

By: /s/ Logan C. Fast

Logan C. Fast, Vice-President

Landis Salons Inc.

/s/ Logan C. Fast

By:  Logan C, Fast, Vice President

Landis Salons II, Inc.

_/s/ Logan C. Fast

By:  Logan C. Fast, Vice President

Landis Experience Center, LLC.

/s/ Logan C. Fast

By:  Logan C. Fast, Manager

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